Exhibit 10.1

Execution copy

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) dated May 6, 2015 is entered into by and between FARID TANNOUS, residing at 30364 Camino Porvenir, Rancho Palos Verdes, CA 90275 (“Executive”) and ROWL, INC., a Nevada corporation (including its subsidiaries, the “Company”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive was a full-time employee and Chief Executive Officer of the Company until April 30, 2015 (the “Separation Date”);

NOW, THEREFORE, with the intent to be legally bound hereby, and in consideration for the mutual promises and covenants contained herein, the Parties agree as follows:

1.           Separation. Executive voluntarily resigned from and terminated his employment with the Company, and resigned as a Director of the Company, effective as of the Separation Date. For certainty, the parties agree that from and after such date, Executive shall have no rights whatsoever to any salary, benefits or perquisites from the Company (including without limitation any such salary, benefits or perquisites (if any) that were paid or provided by the Company to Executive during Executive’s employment with the Company, all of which are terminated as of the Separation Date, except as expressly provided for in the “Consulting Agreement” described below).

2.           Company Property. Executive agrees that (a) he will within fourteen (14) following the date of this Agreement, turn over to the Company all files, memoranda, records, emails and other documents, and any other property or equipment which are the property of the Company and which he had in his possession, custody or control at any time on or before the date hereof and (b) thereafter he will he not retain or access, any copies, reproductions or summaries of any electronic files, documents, emails, data, and any other electronic information that are property of the Company.

3.           Severance Payment. In consideration of Executive’s execution and delivery of this Agreement within ten (10) days following the “Effective Date” of this Agreement (as defined in Section 16 below), the Company shall pay Executive One Hundred DOLLARS ($100) (the “Severance Amount”) via check made payable to Executive. Executive agrees that the Severance Amount is a payment to which Executive is not otherwise entitled.

4.           Consulting Agreement. In consideration of Executive’s execution and delivery of this Agreement, the Company and Executive are concurrently entering into that certain Consulting Agreement in form attached hereto as Exhibit A (the “Consulting Agreement”). Executive agrees that the payments provided for under the Consulting Amount are payments to which Executive is not otherwise entitled.

5.           Employment Agreement. Executive and the Company agree that Sections 1 – 5 (other than Section 3(b), which is excluded), Sections 6(a) – 6(e) and Section 7(a) of that certain Employment Agreement between Executive and the Company (dated September 13, 2010 and amended on March 15, 2011 and August 8, 2012, the “Employment Agreement”) are hereby void and of no further force of effect.

6.           Stock Assignment and Stock Options. In consideration of the Company’s execution and delivery of this Agreement and the Consulting Agreement, Executive is concurrently assigning to the Company all of Executive’s right, title and interest in one million (1,000,000) shares of the Company’s Series B Preferred Stock owned by Executive (the “Stock”), and is concurrently executing that certain Stock Assignment in form attached hereto as Exhibit B (the “Stock Assignment”). Executive and the Company agree that all of Executive’s outstanding vested and unvested Company stock options (and any grant of deferred stock or restricted stock under the Company’s Amended and Restated 2010 Stock Option, Deferred Stock and Restricted Stock Plan) are hereby terminated, void and of no force or effect.

7.          Non-Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission that the Company or Executive (or any other individual) has any liability to or acted wrongfully in any way with respect to the other Party (or any other person). Each Party specifically denies that it has any liability to or that it has engaged in any wrongful acts against the other Party or any other person (on behalf of itself, its parent corporation, or any subsidiaries, affiliates or related entities or any of their respective former or current directors, officers, employees, contractors and/or agents).

8.          Executive Release and Representations.

(a)        Executive, for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), hereby forever releases (i.e., gives up) all known and unknown claims, demands, causes of action, suits, actions, complaints, promises, obligations, agreements, contracts, controversies, damages, fees, rights, debts, expenses and liabilities of any kind whatsoever (whether known or unknown), which Executive ever had, now has, or may have against the Company and its past and present predecessors, successors, assigns, affiliates, parents, subsidiaries (whether or not wholly-owned), brother-sister companies, divisions, related entities and affiliates, as well as all of its and their respective past and present officers, directors, trustees, shareholders, members, attorneys, insurers, employee benefit and pension plans or funds, accountants, agents, servants, representatives, employees, and all persons and entities controlled by, controlling or under common control with the Company, past and present (collectively, the "Released Parties"). For example, Executive is releasing all common law contract, tort, or other claims Executive might have, as well as all claims Executive might have under the Worker Adjustment & Retraining Notification Act (WARN Act), Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income. Security Act of 1974 (ERISA), California Business and Professions Code sections 17200 eI seq., and any similar domestic or foreign laws, such as the California Fair Employment and Housing Act (FEHA), California laws governing the employment relationship, the California Labor Code, any applicable California Industrial Welfare Commission order, and any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of Executive’s employment, the terms and conditions of such employment, his separation from such employment, and/or any of the events relating directly or indirectly to or surrounding his separation from that employment, including but not limited to breach of contract (express or implied), employment discrimination, wrongful discharge, constructive termination, detrimental reliance, defamation, emotional distress, compensatory or punitive damages, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, or any other claims relating to Executive’s relationship with the Company. Excluded from this Agreement are claims that cannot be waived by law.

(b)         Company hereby forever releases (i. e., gives up) all known and unknown claims, demands, causes of action, suits, actions, complaints, promises, obligations, agreements, contracts, controversies, damages, fees, rights, debts, expenses and liabilities of any kind whatsoever (whether known or unknown), which Company ever had, now has, or may have against Executive. Excluded from this Agreement are claims that cannot be waived by law.

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(c)         Each party is intentionally releasing claims that it does not know that it might have and that, with hindsight, it might regret having released. Each party acknowledges that it has been advised by legal counsel and/or is familiar with the provision of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company and others released herein, each party expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which it does not know or suspect to exist in its favor against the other party or the others released herein.

(d)        (i) Executive represents and warrants that he has not prior to signing this Agreement commenced, maintained, prosecuted, pursued or participated in any action, charge, complaint, lawsuit or proceeding of any kind with any court, governmental or administrative or investigative body or agency or arbitrator (whether public, quasi-public or private), against or involving any of the Released Parties asserting any claims that are released in this Agreement (and without limiting the forgoing, Executive agrees that to the extent that he has done any of the foregoing, Executive shall dismiss with prejudice (or revoke and withdraw, as applicable) such action, charge, complaint, lawsuit or proceeding of any kind within five (5) days of the Effective Date). Executive acknowledges and agrees that by virtue of the foregoing, he has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 8.

(ii) The Company represents and warrants that it has not prior to signing this Agreement commenced, maintained, prosecuted, pursued or participated in any action, charge, complaint, lawsuit or proceeding of any kind with any court, governmental or administrative or investigative body or agency or arbitrator (whether public, quasi-public or private), against or involving Executive Parties asserting any claims that are released in this Agreement (and without limiting the forgoing, the Company agrees that to the extent that it has done any of the foregoing, the Company shall dismiss with prejudice (or revoke and withdraw, as applicable) such action, charge, complaint, lawsuit or proceeding of any kind within five (5) days of the Effective Date). The Company acknowledges and agrees that by virtue of the foregoing, it has waived any relief available to it under any of the claims and/or causes of action waived in this Section 8.

(e)         Each Party represents and warrants to the other that it has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any right, title or interest in any claim which it has, may have or may have had and which is within the subject of this Agreement. Executive represents and warrants that he has not experienced a job-related illness or injury for which he has not already filed a claim.

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(f)          Executive represents and warrants that (i) he has not assigned or otherwise transferred (voluntarily, involuntarily or by operation of law) any of the Stock or any right, title or interest in any of the Stock prior to the date hereof, (ii) he is the beneficial and record owner of the Stock (free of any liens, claims or encumbrances) and (iii) he has full legal right and authority to transfer the Stock to the Company pursuant to the terms of this Agreement.

(g)         Executive represents and warrants that Executive has carefully read this Agreement, he fully understands what it means, he is entering into it knowingly and voluntarily, and all of Executive’s representations in it are true. Executive has been given a reasonable period of time to consider signing this Agreement, and he consulted with his counsel to the full extent he wished to do so before signing it.

9.          Executive Covenants.

(a)         Subject to the Company’s compliance with the terms of this Agreement, Executive agrees to never to file a lawsuit, administrative complaint or charge of any kind with any court, governmental or administrative agency or arbitrator against any of the Released Parties. Executive waives any right he may have to monetary recovery for any administrative charges he may file relating to any claim released or waived in this Agreement. Subject to Executive’s compliance with the terms of this Agreement, the Company agrees to never to file a lawsuit, administrative complaint or charge of any kind with any court, governmental or administrative agency or arbitrator against Executive.

(b)         Each Party agrees to keep the fact, terms and amount of this Agreement completely confidential, and not to disclose such information to anyone other than its attorneys, spouse and licensed tax and/or professional investment advisor (hereafter referred to as “Executive’s Confidants”), all of whom will be informed of and be bound by this confidentiality provision. Neither Executive nor Executive’s Confidants shall disclose the fact, amount or terms of this Agreement to anyone including, but not limited to, any representative of any print, radio or television media, to any past, present or prospective employee of or applicant for employment with the Company, executive recruiter or “headhunter,” to any counsel for any current or former employee of the Company, to any other counsel or third party, or to the public at large. This subsection does not prohibit disclosures to the extent necessary legally to enforce this Agreement or to the extent required by law (or in the case of the Company, recommended by counsel); provided, however, that in the case of disclosure by Executive, only if Executive first notifies the Company of a disclosure obligation or request within three (3) days after he learns of it and permits the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure).

(c)         Executive acknowledges and agrees that the confidentiality, cooperation, inventions and other provisions of Section 7 of the Employment Agreement remain in full force and effect even post-employment, and is unaffected by this Agreement.

(d)         Executive agrees that he will not seek employment with the Company or any of the other Released Parties unless he is expressly requested to so in writing.

(e)         (i) Executive agrees that he will not make any non-flattering statement, disparage or encourage or induce others to disparage the Company or any of the Released Parties. For the purposes of the preceding sentence, the term “disparage” includes, without limitation, making any direct or indirect comments or statements to the press and/or media or any individual or entity with whom the Company or any of the Released Parties has a business relationship which would adversely affect in any manner: (i) the conduct of the business (including, without limitation, any business plans or prospects) of Company or any of the Company Entities and Persons; or (ii) the business reputation of the Company or any of the Released Parties.

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(ii) The Company agrees that it will not make any non-flattering statement, disparage or encourage or induce others to disparage Executive. For the purposes of this paragraph, the term “disparage” includes, without limitation, making any direct or indirect comments or statements to the press and/or media or any individual or entity with whom Executive has a business relationship which would adversely affect in any manner: (i) the conduct of the business (including, without limitation, any business plans or prospects) of Executive; or (ii) the business reputation of Executive.

(f)          Executive agrees that for three (3) years following the Separation Date he will not: (i) solicit, induce or attempt to induce any individual who is an employee of the Company to terminate his or him employment with the Company; (ii) solicit, induce or attempt to induce any consultant of the Company to terminate, curtail or lessen any such relationship with the Company; (iii) (to the extent permitted by applicable law) hire any individual who is an employee of the Company or engage any person or entity that is a consultant of the Company; or (d) solicit, induce or attempt to induce any customer of or vendor to the Company to terminate or otherwise curtail, reduce or impair their business relationship with the Company.

(g)         Executive agrees that for three (3) years following the Separation Date he will not solicit, induce or attempt to induce any person or entity that has invested in or provided financing to the Company as of or prior to the Separation Date, to invest in or otherwise provide financing for any business or entity (provided, however, that the foregoing shall not apply to F. Daniel Somrack).

(h)         Executive agrees that if any investor, prospective investor, customer or vendor of the Company contacts him regarding the Company or his dealings with the Company, he will reply (solely and exclusively, without further discussion regarding any such inquiries): “I am no longer with the Company and you should contact Bill Glaser.”

(i)          Executive agrees that within five (5) business days following the date of this Agreement, he will update his LinkedIn and all other online social media pages or profiles to reflect that he is no longer employed by or affiliated with the Company.

10.         Severability. If any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. If a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable.

11.         Successors. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

12.         Interpretation. This Agreement has been negotiated at arms' length between persons knowledgeable in the matters dealt with herein. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intentions of the parties and of this Agreement.

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13.        Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to the principles of conflicts of law. Executive waives any right he may have to monetary recovery for any administrative charges he may file relating to any claim released or waived in this Agreement. The Company and Executive agree to resolve any disputes they may have with each other (or any disputes Executive may have with any of the other Released Parties) through final and binding arbitration. (For example, Executive is agreeing to arbitrate any dispute about the validity of this Agreement.) All such arbitrations shall be confidential, and conducted by JAMS in Los Angeles, California in accordance with its employment dispute resolution rules. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction. The non-prevailing party in any such arbitration shall reimburse the prevailing party for all of the prevailing party’s costs and expenses incurred in connection with such dispute (including, without limitation, attorneys’ fees and expenses, accountants’ fees and expenses, expert witness fees and expenses and any arbitrator fees and expenses already paid by the prevailing party) and shall pay any remaining costs and expenses of the arbitration proceeding (such as the arbitrator’s fees, hearing expenses, etc.). This agreement to arbitrate does not apply to government agency proceedings to the extent not permitted by applicable law. Executive acknowledges that Executive understands this section’s arbitration requirements and that arbitration would be in lieu of a jury trial. WITHOUT LIMITING THE FORGOING, EXECUTIVE HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OF OR RELATING TO THIS AGREEMENT; AND EXECUTIVE AGREES THAT THE COMPANY (AND ANY OTHER RELEASED PARTIES) MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR IRREVOCABLE AGREEMENT BY EXECUTIVE TO (1) ARBITRATE DISPUTES AND (2) WAIVE TRIAL BY JURY. Notwithstanding the above, either party may, in its discretion, obtain any provisional remedy including without limitation, injunctive or similar relief, from any federal or state court of competent jurisdiction as may be necessary to protect their respective rights and interests if necessary to avoid irreparable harm.

14.         Entire Agreement. Executive and the Company each understand that this Agreement and the Exhibits (and the surviving provisions of the Employment Agreement) constitute the complete understanding between Company and Executive, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between Executive and the Company. No other promises or agreements shall be binding unless in writing and signed by both the Company and Executive after the Effective Date of this Agreement. All representations and warranties, and covenants, in this Agreement shall survive in perpetuity.

15.         Full Understanding. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) the Company has provided Executive an opportunity to consider fully for at least twenty-one (21) days the terms of this Agreement; (c) Executive has been, and is hereby, advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with his independent legal counsel, or has had a reasonable opportunity to do so; and (e) he is signing this Agreement voluntarily and of his own free will and agrees to all the terms and conditions contained herein.

16.         Effective Date. Executive understands that he will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement by signing it and returning it (by U.S. mail, by FedEx, by email of a PDF signature or by fax) to BILL GLASER at Company, 9595 Wilshire Blvd., Suite 900, Beverly Hills, CA 90212. After executing this Agreement, Executive shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating his desire to do so in writing delivered to Mr. Glaser at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day after Executive signs the Agreement, so long as he does not revoke it during the Revocation Period (the “Effective Date”).

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written below.

Signature:	/s/ Farid Tannous	Date: MAY 6, 2015
FARID TANNOUS

ROWL, INC.

By:	/s/ BILL GLASER
BILL GLASER, PRESIDENT

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EXHIBIT A

CONSULTING AGREEMENT

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EXHIBIT B

STOCK ASSIGNMENT (FOR SERIES B PREFERRED STOCK)

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